NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 26, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 14, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between CatchMark Timber Trust, Inc. and Horizon Merger Sub 2022, LLC, a wholly owned subsidiary of PotlatchDeltic Corporation, became effective after market close on September 14, 2022. Each share of Class A Common Stock of CatchMark Timber Trust, Inc. was exchanged for 0.230 of a share of PotlatchDeltic Corporation Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 15, 2022.